SCIENCE DYNAMICS CORPORATION
                        1919 Springdale Road
                       Cherry Hill, NJ  08003
                           (856) 424-0068

                        DATED June 29, 2001


                          PROXY STATEMENT

This Proxy Statement is furnished with the attached Notice of Annual Meeting and with accompanying proxy on or about July 3, 2001, to each stockholder of record of Science Dynamics Corporation (the "Company" or "SciDyn") at the close of business on June 25, 2001 ("Record Date"), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Stockholders of the Company to be held on July 30, 2001 at 10:30 A.M. at the Radisson Hotel, 915 Route 73, Mt. Laurel, New Jersey, 08054, and at any postponement or adjournments thereof for the purposes stated below. The Proxy form is enclosed.


REVOCABILITY OF PROXY

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote for:
      - Election of seven (7) directors to hold office for the ensuing year and until their successors have been duly elected and qualified; and
      - Ratification of appointment of Independent Accountants.
      - Approval of the issuance of common stock, pursuant to the financing transaction with Laurus Master Fund, Ltd., equal to 20% or more of the common stock outstanding before the issuance, in order to comply with NASD Rule 4350.

With respect to any other matters that properly come before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

      - Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

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      - Ratification of the Company's Independent Public Auditors.  The
        affirmative vote of a majority of the votes cast at the meeting is required for the ratification of the auditors.

      - Approval of the issuance of common stock, pursuant to the financing transaction with Laurus Master Fund, Ltd., equal to 20% or more of the common stock outstanding before the issuance, in order to comply with NASD Rule 4350. The affirmative vote of a majority of the votes cast at the meeting is required for the approval of this item./

      - Other Items. If you hold your shares in "street name", through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.


                   PERSONS MAKING THE SOLICITATION

The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. In addition to mailing the proxy materials, solicitation may be made in person or by telephone, fax, or e-mail by directors, officers or regular employees of the Company, none of whom will receive any additional compensation in connection
with such solicitation.   The expense of the solicitation of the
Proxies for the Annual Meeting will be borne by the Company. The Company will request banks; brokers and other nominees to forward proxy materials to beneficial owners of stock held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.


            VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Only stockholders of record at the close of business on the record date, June 20, 2001, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, June 20, 2001, 17,657,901 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

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     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Common Stock of the Company as of the Record Date by each person who was known by the Company to beneficially own more than 5% of the common stock, by each director, director nominee and executive officers, and by all directors and executive officers as a group. Unless otherwise specifically stated, such person has sole voting power and sole investment power with respect to such shares.



                                                             Percent
Name and Address of                                      of Outstanding
Beneficial Owner                      Number of Shares       Shares
-------------------------------------------------------------------------
Sheldon C. Hofferman, (Chairman)(1)  2,619,921               14.84
Alan C. Bashforth, (Director) (2)    1,520,000                8.61
Edwin S. Marks, 5% Owner             1,129,000                6.39
Charles Bresler, 5% Owner            1,322,666                7.49
Joy C. Hartman (President,
Chief Executive Officer,
Treasurer and Director)(3)             215,185                1.22
Kenneth P. Ray (Director) (4)           46,300                 .26
Joseph Giegerich (Vice President
Sales & Marketing)                      25,000                 .14
Thomas Spadaro (Vice President
of Engineering) (5)                     82,455                 .47
Robert O'Connor (Vice President
of Finance & Administration) (6)        20,000                 .11
-------------------------------------------------------------------------
All Directors, Beneficial Owners
and Officers as a Group (9 persons)  6,980,527               39.53
-------------------------------------------------------------------------


(1) The total includes 2,619,921 shares owned by Golden Phoenix, LP., of which Mr. Hofferman is General Partner.
(2) Shares in the name of Innovative Communications Technology, LTD., a corporation, controlled by Mr. Bashforth.

(3) The 215,185 shares in Ms. Hartman's name include incentive options, exercisable within sixty days to acquire 155,000 shares, and 20,000 warrants, and 300 shares owned by Ms. Hartman's children.

(4) The 46,300 shares owned by Mr. Ray include incentive options, exercisable within sixty days to acquire 30,000 shares.

(5) The 82,455 shares owned by Mr. Spadaro include incentive options, exercisable within sixty days to acquire 56,200 shares.

(6) The 20,000 shares owned by Mr. O'Connor include incentive options, exercisable within sixty days to acquire 20,000 shares.


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                                 PROPOSAL 1

                           ELECTION OF DIRECTORS

Seven (7) directors will be elected to hold office subject to the provisions of the Company's by-laws until the next Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. The vote of a majority of the votes entitled to be cast by stockholders present in person or by proxy, is required to elect members of the Board of Directors. The following table sets forth the name, age, position with the Company, and respective director service dates of each person who has been nominated to be a director of the Company:


Name                   Age             Positions(s)         Director Since
                                    With the Company
--------------------------------------------------------------------------
Sheldon C. Hofferman   56        Chairman of the Board,         1997
                                 Incumbent Director

Joy C. Hartman         52        President, Chief Executive     1991
                                 Officer, Corporate
                                 Treasurer, Incumbent
                                 Director

Kenneth P. Ray         67        Incumbent Director             1990

Alan C. Bashforth      50        Incumbent Director             1996

John Innes             68        Incumbent Director             2000

L. Michael Hone        51        Incumbent Director             2000

Louis Padulo           64        Incumbent Director             2001


Business Experience of the Directors

    Sheldon C. Hofferman, has been an Attorney and Private Investor since 1971. Mr. Hofferman graduated from the University of Pennsylvania in 1966 and Temple University Law School in 1971. He was in private law practice in Washington, D.C., specializing in communications law, from 1971 to 1974. He served as Senior Trial Attorney for the Federal Trade Commission from 1974 to 1983, and re-entered private law practice thereafter. Mr. Hofferman has also served as General Partner of Golden Phoenix Limited Partnership, an investment concern, since 1983.

    Joy C. Hartman became President and Chief Executive Officer in January 2000, and continues to serve as, Assistant Secretary and Treasurer. Ms. Hartman joined us in January 1982. In addition to holding these positions, other positions she has held with us include CFO, Treasurer, Corporate Secretary, and Executive Vice President. Her prior experiences included TeleSciences, Inc., and Peat Marwick Mitchell. Ms. Hartman is a graduate of The Wharton School of Business of the University of Pennsylvania. She is a member of the Financial Executives Institute, the National Association of Corporate Directors, and the American Society of Corporate Secretaries.

    Kenneth P. Ray is President of DelRay, Inc., an active telecommunications consulting firm. From 1964 to 1987, he was associated with ITT in various responsible positions and in 1976 became Vice President of ITT Telecommunications, with responsibility for engineering, marketing and sales departments. In 1981, he became Vice President and Director of Operations for the Transmission Division of ITT Space Communications. In January 1987, ITT's telecommunications group was acquired by Alcatel and Mr. Ray became Vice President of Marketing and Development for Alcatel Network Systems. From 1988 to 1991, he was Vice President for Technology and Business Development for Alcatel North America, a telecommunications company. Mr. Ray received a BSEE from Polytechnic Institute of New York in 1954 and a Masters in Economics from North Carolina State University in 1970.

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    Alan C. Bashforth, President and Chief Executive Officer of SciDyn
until January 2000, relinquished those positions and served as Chairman of the Board until November 15, 2000. He was President of Cascadent Communications, a major customer of SciDyn until December
15, 2000. Previously he was President of Innovative Communications Technology, LTD. (ICT), a data communications company, located in Jersey, Channel Islands, until the acquisition of the intellectual property of ICT by us in November 1996. Prior experience included ownership of the CSL Group of companies from its inception in 1975.
CSL is a Communications and Computer engineering group and employed over 100 people in 1992 when Mr. Bashforth sold the company. From
1970 to 1975, Mr. Bashforth was employed by Automaten CI, LTD., an office equipment and telecommunications company, in various engineering and sales positions leading to the position of General Manager. Mr. Bashforth was educated in electronic engineering at Mid Herts Polytechnic College in England and holds a Higher National Diploma in Electronic Engineering. Mr. Bashforth also serves as a Director of Satellite Media Services Ltd.

     John Innes, is Chairman of ACHP, a company started to meet the need of electronic banking/funds transfer marketing and processing. He has 30 years of experience managing, reorganizing, and financing public and private companies. Since 1971, he has been an attorney, consultant and investor in companies in various industries including investment banking, media, aviation, waste management and electronic commerce. From 1992 to 1994, Mr. Innes was Chairman of Commonwealth Associates, a New York based investment banking firm. Mr. Innes served as Vice-Chairman of Wheeling-Pittsburgh Steel Corporation; Managing Director of Sabre Insurance Company Limited from 1986-1991;
he also served as General Counsel of Gulfstream Aerospace Corporation from 1976-1986. Mr. Innes graduated from Williams College and from Temple University Law School.

    L. Michael Hone, President and Chief Executive Officer of Centennial Technologies, Inc. from August, 1997 through June 2001; Chairman and Chief Executive Officer of PSC, Inc., a publicly-held manufacturer of hand-held and fixed-position laser based bar code scanners, scan engines and other scanning products, from 1992 to 1997: Director of Rochester Healthcare Information Group, Inc., a company principally engaged in providing data processing management to the healthcare industry; Director of the Association for the Blind and Visually impaired, a company principally engaged in assisting the blind and visually impaired to achieve vocational and social independence. Mr. Hone is a named inventor on six United States patents. Age 51;
Director of Centennial Technologies, Inc. since 1997. Attended Ohio State University where he majored in Business. Previous chairman of AIM USA and AIM International.


    Louis Padulo, a President Emeritus of University City Science Center in Philadelphia, Pennsylvania since 1997, served as President and Chief Executive Officer of the non-profit consortium of leading universities and organizations, between 1991 and 1996. Previously, he served as President of the University of Alabama in Huntsville and has held a number of administrative and faculty positions with Boston University, Stanford University, Morehouse College, Massachusetts Institute of Technology, and the University of Tokyo among others. Additionally, Mr. Padulo possesses extensive industry and consulting experience, and has held and continues to hold a number of board and directorship positions with both public and private organizations.
Mr. Padulo received a Bachelor of Science degree from Fairleigh Dickinson University, a Masters of Science degree in Electrical Engineering from Stanford University, and a Ph.D. from the Georgia Institute of Technology.


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General Information

Board of Directors. The Board of Directors is responsible for supervision of the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. In the opinion of the Board, each of the six outside directors is independent of management and free of any relationship with the Company that would interfere with his or her exercise of independent judgment in performing the duties of a director.

The Board of Directors held eight meetings during 2000. Overall and individual attendance at the Board and committee meetings was 100 percent. Following the Annual Meeting, the Board will consist of seven directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board.

Directors Compensation

Cash Compensation. During the Company's fiscal year ending December 31, 2000, each non-employee Director received $250.00 per meeting as standard compensation for service as Directors. Directors who are employees of the Company received no additional compensation for service as Directors.

During 2000, Mr. Bashforth, Director was paid $96,928 pursuant to a Consulting Agreement with the Company. This Agreement expired on
April 30, 2001 and has not been renewed.



                      BOARD COMMITTEE MEMBERSHIP

NAME                     AUDIT     STOCK OPTION      COMPENSATION
                       COMMITTEE    COMMITTEE          COMMITTEE
-----------------------------------------------------------------
Kenneth P. Ray            *             *                  *
John Innes                *
L. Michael Hone           *                                *
Sheldon Hofferman                       *
Joy C. Hartman                          *
Alan Bashforth                                             *


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Audit Committee

The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls, and adherence to its Business Conduct Guidelines in compliance with federal procurement laws and regulations. The committee recommends to the Board of Directors the selection of the Company's outside auditors and reviews their procedures for ensuring their independence with respect to the services performed for the Company.

The Audit Committee is composed of outside Directors who are not officers or employees of SciDyn. In the opinion of the Board, these Directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee.

Stock Option Committee

The Stock Option Committee during 2000 consisted of three of the Board members: Kenneth Ray, Joy Hartman, and Sheldon Hofferman. Its function is to oversee the Company's Incentive Stock Option Plan. There was one meeting of the Stock Option Committee during 2000.

Legal Proceedings

The Company is not now a party to any material litigation and no material action against the Company has been threatened or is known to be contemplated by any governmental agency or subdivision or any other entity.


Executive Compensation

The Company's Executive Compensation committee consisted of three of the Board members: Kenneth Ray, Alan Bashforth, and L. Michael Hone.
 The committee establishes the remuneration for the Company's Chief Executive Officer and other executive officers and/or directors.
Base salaries for the Company's executive officers, as well as changes in such salaries, are established by the Board of Directors, taking into account such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the officer and the length of the officer's service.

Periodic grants of stock options.   Under the stock option guidelines
adopted by the Board of Directors, stock option grants may be made to executive officers upon initial employment and from time to time for increased responsibility.


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Executive Compensation Summary Table

The following table sets forth all information concerning total compensation earned or paid to the Company's Chief Executive Officer during each of the last three fiscal years.


                                      SUMMARY COMPENSATION TABLE

                           Annual Compensation      Long term compensation
                          -----------------------  --------------------------
Name and            Year  Salary     Bonus  Other            Awards                 All
Principal                   ($)       ($)   Annual     Restrict-  Options/  LTIP    Other
Position                                    Compen-    ed Stock   SARs(#)   Pay-    Compensa-
                                            sation ($) Awards($)            outs($) tion ($)
----------          ----  ------     -----  ---------- --------- ---------- ------  --------
Joy C. Hartman,     2000  161,185     -0-       -0-       -0-   100,000       -0-      -0-
CEO, Treas.         1999  113,237     -0-       -0-       -0-    10,000       -0-      -0-
                    1998  111,000     -0-    5,632*       -0-       -0-       -0-      -0-




Ms. Hartman served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of SciDyn until her appointment as President and CEO of SciDyn in January 2000.

In January 1996 the Board of Directors adopted a resolution whereby the then present officers of the Corporation are protected from termination without cause should there be a change in control or ownership of the Company by acquisition or merger.

The employment agreements would entitle Ms. Hartman to receive up to
2.99 times her annual salary if there is a change in control of the Company (as defined) and a termination of her employment. The maximum contingent liability under these agreements in such event is approximately $523,250.

Options Grants for Fiscal 2000

100,000 options were granted to Ms. Hartman during 2000.

                AGGREGATED OPTION EXERCISES DURING FISCAL 2000
                   AND OPTION VALUES ON DECEMBER 31, 2000

The table below sets forth information with respect to the number and value of exercised and unexercised options held by the named executive officers of the Company on December 31, 2000. There were no stock options exercised by management in 2000. There are no outstanding stock appreciation rights.

                                                                                 Value of Unexercised
       Name        Shares Acquired    Value     Number of Unexercised Options     In-The-Money Options
       ----          on Exercise     Realized      at December 31, 2000           at December 31, 2000
                     -----------     --------    Exercisable   Unexercisable   Exercisable   Unexercisable
                                                 -----------   -------------   -----------   -------------
Joy C. Hartman            0               0       155,000            -            $8,469        None

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The Company currently has no standing plans or formal arrangements for contingent forms of compensation such as bonuses, commissions, executive stock options, stock appreciation rights, profit sharing, pension, retirement plans or other like benefit programs, except for the past and present Incentive Stock Option Plan. Except as stated, no officer, director, or other employee consequently received or was entitled to any form of non-cash compensation under any form of plan described or included within Regulation S-B, Section 402(b)(1), Reg. 228.402, Section
(b)(1).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED
HEREIN

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
The Company has appointed Peter C. Cosmas Co., CPA's as the Company's independent accountants for the fiscal year ending December 31, 2001. Peter C. Cosmas Co., CPA's (formerly Nemiroff, Cosmas, Titus and Cochamiro) has served as public auditors for the Company during the entire calendar year 2000, having been re-engaged as Company auditors on December 21, 1990, succeeding Coopers & Lybrand (which had been the Company auditors from 1985 until December 17, 1990). Peter C. Cosmas Co., CPA's previously served as public auditors for the Company from 1981 through 1985. Services provided to the Company and its subsidiary by Peter C. Cosmas Co., CPA's in fiscal year 2000 included the examination of the Company's financial statements, limited reviews of quarterly reports and services related to filings with the Securities and Exchange Commission.

Representatives of Peter C. Cosmas Co., CPA's will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PETER C. COSMAS CO., CPA'S AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 2001. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Board of Directors.


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                                PROPOSAL 3

                   APPROVAL PURSUANT TO NASD RULE 4350

Pursuant to our transaction with Laurus Master Fund, Ltd we issued $1,200,000 of 8% convertible notes, due May 22, 2003, to three investors. The conversion of these notes and issuance of shares under the warrants which were issued as part of the transaction will require us to issue more than 20% of the common stock outstanding before the issuance, at prices which may be less than the then-current market price.

Because our common stock is listed on The Nasdaq SmallCap Market, we are subject to Nasdaq's corporate governance rules, including Rule 4350, which provides that an issuer must obtain stockholder approval for the sale or issuance of common stock (or securities convertible into common stock) equal to 20% or more of the common stock outstanding before the issuance which are issued below market price.
 The consummation of the foregoing financing may result in an issuance of greater than 20% of our common stock, depending on the actual number of shares issued upon conversion of the convertible notes. The investors have contractually agreed with us that we shall not be obligated to issue more than 19.9% of our common stock upon conversion of the notes and exercise of the warrants. We have agreed to file this proxy statement and hold a shareholders meeting to seek approval from our shareholders to issue more than 20% of our common stock to the investors, if required. If we do not receive shareholder approval, we will be required to repay the balance of the convertible notes in cash.

Specific details concerning the Laurus transaction and the issues pertinent to this proposal may be found in the Form 8-K filed with the Securities and Exchange Commission on May 24, 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS APPROVAL PURSUANT TO NASD RULE 4350.


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                           OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. In the event that any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                     ADDITIONAL INFORMATION

Stockholder Proposals for the 2002 Annual Meeting. Stockholders interested in presenting a proposal for consideration at the Company's Annual Meeting of Stockholders in 2002 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's By-laws. To be eligible for inclusion, stockholder proposals must be received by the Company's Corporate
Secretary no later than 120 days preceding the 2002 stockholders meeting that is scheduled for June 20, 2002.


                               By Order of the Board of Directors:

                               /s/John Innes
                               -----------------------
                               John Innes
                               Corporate Secretary

June 29, 2001
Cherry Hill, New Jersey

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